Exhibit 10.6

Advertising Placement Agreement

Party A: East Entertainment (Fujian) Culture Media Co., Ltd.

Legal Representative: Liu Dongman

Mailing Address: 30th Floor, Building 12, Xinglin Bay Operation Center, Jimei District, Xiamen City

Party B: LianZhang Media Co., Ltd.

Legal Representative: Zhang Andong

Mailing Address: 1212, 333-1 Jincheng East Road, Xinwu District, Wuxi City

Both Party A and Party B, based on the principles of equality, voluntariness, mutual benefit, honesty, and common development, and in accordance with the relevant laws and regulations of the People’s Republic of China, including the Civil Code of the People’s Republic of China and the Advertising Law of the People’s Republic of China, have reached the following terms through friendly negotiations regarding their advertising placement cooperation, for both parties to adhere to jointly.

1.	Contract Period

The contract shall be effective from May 23, 2022, to December 26, 2022. The contract shall automatically terminate upon the expiration of this period. If the rights and obligations of both parties have not been fulfilled at the expiration of the contract period, the contract period shall be extended until both parties fulfill their obligations. One month before the expiration of the term, both parties shall negotiate separately for the renewal of the contract.

2.	Collaboration Method

(1)	Party B possesses community access control media resources with both online and offline dual-screen linkage capabilities. The resources have a large scale, broad coverage, and high penetration rate, making them an important offline traffic entry point that can continuously assist advertisers in precise targeting based on different consumer/advertiser consumption needs and brand preferences. When Party A or its clients place advertisements on Party B’s media resources, Party A shall pay the corresponding advertising placement fees to Party B.

(2)	Party B is fully responsible for Party A’s advertising and promotional services and may subcontract or reassign based on its own situation. The pricing for subcontracting/reassigning is determined by Party B. However, Party B shall bear joint liability for the actions of the subcontractor and ensure that the advertising and promotional services for Party A or the specified brand advertisements are carried out as agreed by both parties.

(3)	Party B is the overall planner for Party A or the specified advertising brand’s promotions and plays a leading role in the agreed-upon advertising placement matters. Party B takes the primary responsibility for this promotional activity and ensures the normal completion of advertising promotion for Party A or the specified advertising brand.

3.	Placement Amount and Payment Method

(1)	The total advertising placement amount for this engagement is RMB 46,000,000 (in words: Forty-Six Million Yuan), including tax. The amount excluding tax is RMB 43,396,226.42 (in words: Forty-Three Million Three Hundred Ninety-Six Thousand Two Hundred Twenty-Six Yuan and Forty-Two Fen). The tax amount is RMB 2,603,773.58 (in words: Two Million Six Hundred Three Thousand Seven Hundred Seventy-Three Yuan and Fifty-Eight Fen). Please refer to the attached document for specific placement resources.

(2)	Settlement Method: Both parties will settle the advertising placement fees on a monthly basis, with the exact amount to be determined through mutual agreement. After the completion of the advertising placement, Party A must ensure full payment of all amounts within three months.

(3)	Invoice Issuance: After receiving the payment from Party A, Party B will issue a value-added tax special invoice to Party A for the corresponding amount paid.

4.	Rights and Obligations of Both Parties

(1)	The advertising content shall be provided by Party A, and Party B has the right to review and approve the content material. If it does not comply with relevant legal provisions, Party B has the right to request Party A to make corrections within a specified period. If Party A refuses to make corrections or exceeds the correction period, Party B has the right to refuse the publication, and any resulting losses shall be borne by Party A.

(2)	The advertising content provided by Party A must comply with relevant regulations concerning advertising in the country, ensuring the truthfulness and legality of the advertising content, and the right to use the content of the advertisement. Party A shall be responsible for compensating Party B for any economic losses caused due to Party A’s reasons.

(3)	Party A shall provide documents related to the advertising content in accordance with the relevant regulations on advertising in the country, including but not limited to business licenses, trademark registration certificates, production permits, food circulation permits, etc. If Party A refuses or is unable to provide the corresponding documents or provides false documents, Party A shall be responsible for compensating Party B for any economic losses incurred.

(4)	If, due to Party A’s reasons, the delay in performing its obligations as agreed upon by both parties results in a delay in advertising publication, Party A shall bear the consequences and losses and is obliged to compensate Party B for the losses caused.

(5)	Party A guarantees that its advertising content will not infringe upon the legitimate rights of any third party, including but not limited to intellectual property rights, image rights, etc., and is obliged to compensate for any losses incurred when its advertising content infringes upon the rights of others.

(6)	Party B guarantees to publish advertisements for Party A in accordance with the agreed terms and perform post-publication monitoring and supervision.

(7)	Party A shall provide publication requirements, and Party B shall promptly publish after confirming the content of the visuals.

(8)	If a delay in visual publication occurs due to either party’s reasons, after negotiation, the extension of the period can be agreed upon according to the contract.

5.	Breach of Contract Liability

If advertising is published incorrectly due to non-force majeure factors, such as not aligning with the dates and positions stipulated in the contract, Party A shall follow the standards of “one compensation for one error” and “one supplementation for one omission” for rescheduling the publication accordingly.

6.	Force Majeure

Force majeure refers to unforeseeable, unavoidable, and insurmountable objective circumstances, including but not limited to natural disasters, government actions, strikes, war, telecommunication signal interruptions by telecom operators, backend failures, account suspensions, telecommunications-related line disruptions, server failures, equipment upgrades, and replacements that render this contract unexecutable. In such cases, the execution may be temporarily suspended. Upon the relief of the force majeure event, the advertising placement under the agreement shall resume.

7.	Confidentiality Agreement

(1)	Both parties undertake to maintain confidentiality with regard to the contents of this agreement and any documents and information obtained from the other party during the discussion, signing, and execution of this agreement, which belong to the other party and cannot be acquired through public channels (including trade secrets, business plans, project materials and information, collaboration methods, collaboration content, allocation methods, financial information, technical information, operational information, and other commercial secrets). Without the consent of the disclosing party, the other party shall not disclose the entire or partial contents of such trade secrets to any third party or use such trade secrets for purposes other than those outlined in this agreement.

(2)	Both parties agree not to allow third parties to access or disclose the aforementioned trade secrets and not to use the trade secrets for any purposes other than those defined in this contract. Both parties commit that this confidentiality obligation extends to their employees and affiliated companies. If either party or its employees or affiliated companies breaches this confidentiality obligation, that party shall be fully liable for any legal consequences.

(3)	The confidentiality obligation remains effective during the term of this contract and after its termination, and it shall not be rendered invalid due to the overall or partial invalidity or revocation of other terms of this contract.

8.	Dispute Resolution

(1)	The signing, interpretation, execution, and dispute resolution of this contract shall be governed by the laws of the People’s Republic of China (excluding Hong Kong, Macau, and Taiwan).

(2)	In the event of any dispute or disagreement arising from the signing, interpretation, or execution of this contract, the parties shall endeavor to resolve the dispute amicably through friendly negotiations. If negotiations fail to resolve the dispute, either party may bring the matter to the competent people’s court in the jurisdiction where the plaintiff is located.

9.	Other Agreements

(1)	The communication addresses and contact information provided by both parties in this contract are considered the legal delivery addresses and contact information for both parties. Any correspondence between the parties during the performance of this agreement shall be deemed delivered once sent to the aforementioned addresses and contact information. If either party’s address or contact information changes, they shall provide written notice to the other party ten days in advance. Legal responsibility arising from the inability to deliver and sign any correspondence due to incorrect or untimely changes in the address or contact information shall be borne by the party providing incorrect or untimely information.

(2)	The appendices and supplementary agreements to this contract are an integral part of this contract and have equal legal effect with this contract.

(3)	During the term of this agreement, both parties shall not make arbitrary changes. Any changes must be confirmed in writing by both parties. For matters not covered in this agreement, both parties may negotiate separately and sign supplementary agreements as appendices to this agreement.

(4)	This agreement is made in duplicate, with Party A holding one copy and Party B holding one copy, and it shall come into effect from the date of both parties’ sealing and signing.

No further content below

Party A (Seal): East Entertainment (Fujian) Culture Media Co., Ltd.

Party B (Seal): LianZhang Media Co., Ltd.

Exhibits

Advertising Schedules

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